Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated August 10, 2006
Relating to Preliminary Prospectus dated August 10, 2006
Registration No. 333-111070

$250,000,000

Clear Channel Communications, Inc.

6.25% Senior Notes due 2011

FREE WRITING PROSPECTUS

Issuer:	Clear Channel Communications, Inc.
Size:	$250,000,000
Security Type:	Senior Notes
Coupon:	6.25%
Format:	SEC Registered
Maturity:	March 15, 2011
Price to Public:	$98.997 (exclusive of accrued interest)
Yield:	6.505%
Accrued Interest:	$6,250,000.00
Spread to Treasury:	+ 165 bps
Benchmark Treasury:	4.875% due 7/31/2011
Treasury Spot:	100-2 3/4
Coupon Dates:	The 15th day of each March and September
First Coupon:	9/15/2006
Settlement:	T+3 (August 15, 2006)
Optional Redemption:	M/W + 25 bps
Joint Bookrunning Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 or Credit Suisse Securities (USA) LLC at 1-800-221-1037 or you may e-mail a request to dg.prospectus distribution@bofasecurities.com